EXHIBIT 5.1

LAW OFFICE OF GARY A. AGRON

5445 DTC Parkway, Suite 520

Greenwood Village, Colorado 80111

Telephone:  (303) 770-7254

Facsimile:  (303) 770-7257

October 26, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, CC 20549

Re:          Longport, Inc.

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Longport, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

Very truly yours,

/s/ Gary A. Agron
Law Office of Gary A. Agron